Exhibit 99.2

INSTALLED BUILDING PRODUCTS, INC.

INDEX TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS – BASIS OF PRESENTATION (unaudited)	1
PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2016 (unaudited)	2
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (unaudited)	3
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2015 (unaudited)	4

INSTALLED BUILDING PRODUCTS, INC.

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS – BASIS OF PRESENTATION

(unaudited)

On January 5, 2017, Installed Building Products, Inc. (“IBP”), a Delaware corporation formed on October 28, 2011, and its wholly-owned subsidiaries and majority-owned subsidiary (collectively referred to as the “Company” and “we”, “us” and “our”), consummated our previously announced acquisition of all of the outstanding shares of Trilok Industries, Inc. (“Trilok”), Alpha Insulation & Waterproofing, Inc. (“Alpha”) and Alpha Insulation & Waterproofing Company (“Alpha Company” and together with Trilok and Alpha, the “Alpha Companies”).

The unaudited pro forma condensed combined balance sheet as of September 30, 2016 is based on our historical consolidated financial statements as well as the historical combined financial statements of the Alpha Companies and is presented as if the acquisition of the Alpha Companies and the payment of the purchase price therefor as described in item 2.01 of this Form 8-K/A occurred in its entirety on September 30, 2016. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2016 and for the year ended December 31, 2015 are based on our historical consolidated financial statements as well as the historical combined financial statements of the Alpha Companies and is presented as if the acquisition of the Alpha Companies and the payment of the purchase price therefor by the Company occurred on January 1, 2015. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and notes related thereto appearing in our Form 10-K for the year ended December 31, 2015 and the historical consolidated financial statements and notes related thereto appearing in our Form 10-Q for the nine months ended September 30, 2016 as well as the historical combined financial statements of the Alpha Companies for each respective period appearing in exhibits 99.1 and 99.2 to this Form 8-K/A.

Preparation of the pro forma information was based on assumptions considered appropriate by management. The pro forma financial information is unaudited and is not necessarily indicative of the results which would have occurred if the transactions described above had been consummated on September 30, 2016 for the pro forma condensed combined balance sheet and on January 1, 2015 for the pro forma condensed combined statements of operations, nor does it purport to represent the future financial position and the results of operations for future periods.

In management’s opinion, all adjustments necessary to reflect the effects of the transactions listed above have been made. However, the unaudited pro forma condensed combined financial statements are based upon currently available information and preliminary estimates and assumptions that management believes are reasonable as of the date hereof. Any of these preliminary estimates and assumptions may change and the estimates and assumptions may not be representative of facts existing at the time of the acquisition. The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities nor any cost savings from operating efficiencies, synergies or other restructuring, or associated costs to achieve such savings that may result from the acquisition.

The unaudited pro forma condensed combined financial information conforms the accounting policies of the Alpha Companies to ours to the extent applicable to our existing accounting policies. All information is prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Certain historical amounts of the Alpha Companies have been reclassified to conform to our presentation. See Note 1 – Basis of Presentation for further information. Based on our preliminary review of the summary of significant accounting policies disclosed in the historical financial statements of the Alpha Companies, no material differences exist to our significant policies. However, a further detailed review is currently being performed. As a result of that review, we may identify differences between the accounting policies of the two companies that, when conformed, may have a material impact on the consolidated financial statements.

INSTALLED BUILDING PRODUCTS, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2016 (unaudited)

(in thousands, except share and per share data)

	Installed Building Products, Inc.	The Alpha Companies	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash	$19,050	$21,538	$(40,588	) (a)	$—
Accounts receivable, net	125,058	28,581			153,639
Inventories	34,083	2,089			36,172
Costs and estimated earnings in excess of billings on uncompleted contracts	—	3,273			3,273
Other current assets	6,320	916			7,236

Total current assets	184,511	56,397	(40,588)		200,320
Property & Equipment, net	65,930	1,090			67,020
Non-current assets
Goodwill	102,518	400	38,182	(b)(c)	141,100
Intangibles, net	80,423	—	57,100	(d)	137,523
Other non-current assets	8,438	20			8,458

Total non-current assets	191,379	420	95,282		287,081

Total assets	$441,820	$57,907	$54,694		$554,421

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$15,064	$85			$15,149
Current maturities of capital lease obligations	7,333	49			7,382
Accounts payable	60,007	6,664			66,671
Accrued compensation	17,464	4,381			21,845
Billings in excess of costs and estimated earnings on uncompleted contracts	—	3,363			3,363
Other current liabilities	20,206	—	1,075	(c)(e)	21,281

Total current liabilities	120,074	14,542	1,075		135,691
Long-term debt	133,011	108	86,633	(f)	219,752
Capital lease obligations, less current maturities	9,215	—			9,215
Deferred income taxes	15,241	—	(133	) (g)	15,108
Other long-term liabilities	21,746	—			21,746

Total liabilities	299,287	14,650	87,575		401,512
Commitments and contingencies
Stockholders’ equity
Preferred Stock	—	—			—
Common Stock	321	2	1	(c)(h)	324
Additional paid-in capital	158,218	1,245	9,612	(c)(h)	169,075
(Accumulated deficit) retained earnings	(3,787)	42,010	(42,494	) (c)(h)	(4,271)
Treasury stock; at cost	(12,219)	—			(12,219)

Total stockholders’ equity	142,533	43,257	(32,881)		152,909
Total liabilities and stockholders’ equity	$441,820	$57,907	$54,694		$554,421

See accompanying notes to unaudited pro forma condensed combined financial statements

INSTALLED BUILDING PRODUCTS, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2016 (unaudited)

(in thousands, except share and per share data)

	Installed Building Products, Inc.	The Alpha Companies	Pro Forma Adjustments		Pro Forma Combined
Net revenue	$629,003	$77,947			$706,950
Cost of sales	444,909	53,355			498,264

Gross profit	184,094	24,592			208,686
Operating expenses
Selling	36,239	2,972			39,211
Administrative	92,677	7,667	375	(i)	100,719
Amortization	8,178	—	7,987	(j)	16,165

Operating income	47,000	13,953	(8,362)		52,591
Other expense (income)
Interest expense	4,605	18	1,463	(k)	6,086
Interest income	—	(119)			(119)
Other	248	(8)			240

	4,853	(109)	1,463		6,207

Income before income taxes	42,147	14,062	(9,825)		46,384
Income tax provision	14,792	—	1,483	(l)	16,275

Net income attributable to common stockholders	$27,355	$14,062	$(11,308)		$30,109

Basic and diluted net income per share attributable to common stockholders	$0.87				$0.95

Weighted average shares outstanding:
Basic	31,294,596				31,577,173
Diluted	31,351,991				31,634,568

See accompanying notes to unaudited pro forma condensed combined financial statements

INSTALLED BUILDING PRODUCTS, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED

DECEMBER 31, 2015 (unaudited)

(in thousands, except share and per share data)

	Installed Building Products, Inc.	The Alpha Companies	Pro Forma Adjustments		Pro Forma Combined
Net revenue	$662,719	$72,933			$735,652
Cost of sales	474,426	47,016			521,442

Gross profit	188,293	25,917			214,210
Operating expenses
Selling	37,702	2,446			40,148
Administrative	99,375	8,482	500	(i)	108,357
Amortization	6,264	—	13,628	(j)	19,892

Operating income	44,952	14,989	(14,128)		45,813
Other expense (income)
Interest expense	3,738	23	1,533	(k)	5,294
Interest income	—	(120)			(120)
Other	(716)	(36)			(752)

	3,022	(133)	1,533		4,422

Income before income taxes	41,930	15,122	(15,661)		41,391
Income tax provision	15,413	—	(188	) (l)	15,225

Net income attributable to common stockholders	$26,517	$15,122	$(15,473)		$26,166

Basic and diluted net income per share attributable to common stockholders	$0.85				$0.83

Weighted average shares outstanding:
Basic	31,298,163				31,580,740
Diluted	31,334,569				31,617,146

See accompanying notes to unaudited pro forma condensed combined financial statements

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(unaudited)

NOTE 1 – BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial statements present the pro forma financial position and statement of operations of the combined company based upon historical financial information after giving effect to the acquisition and adjustments described in these footnotes.

The unaudited pro forma condensed combined financial information is based on our historical consolidated financial statements as well as the historical combined financial statements of the Alpha Companies using the acquisition accounting method in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations, and include all adjustments that are directly attributable to the transactions, are factually supportable and, with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the combined results. In accordance with ASC 805, we allocate the purchase price of the acquisition to the tangible assets, liabilities, and identifiable intangible assets acquired based on their estimated fair values. The excess of the purchase price over those fair values is recorded as goodwill. During the measurement period, as additional information becomes available about facts and circumstances that existed as of acquisition date, we may further revise our preliminary valuation of assets acquired and liabilities assumed with the corresponding offset to goodwill. After the measurement period, which could be up to one year after the initial transaction date, we may record subsequent adjustments to our statement of operations.

The allocation of the purchase price is preliminary and based on valuations derived from estimated fair value assessments and assumptions used by management. The estimated fair values of the assets acquired and liabilities assumed are considered preliminary and are based on the information that was available as of the date of the acquisition. We believe that the information provides a reasonable basis for estimating the fair value of assets acquired and liabilities assumed, however, the preliminary measurements of fair value are subject to change.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition. The unaudited pro forma condensed combined financial information also does not include any future integration costs. The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only in accordance with Article 11 of SEC Regulation S-X and are not necessarily indicative of the combined financial position or results of operations in future periods or the results that actually would have been realized had Installed Building Products, Inc. and the Alpha Companies been operating as a combined company during the specified periods presented.

All financial statements are prepared in accordance with accounting principles generally accepted in the United States. Certain amounts in the historical combined financial statements of the Alpha Companies have been reclassified to conform to our financial statement presentation, including gain (loss) on disposal of equipment which has been presented in cost of sales within the unaudited pro forma condensed combined statements of operations. We will continue to assess the accounting policies of the Alpha Companies for adjustments in addition to those reflected in the unaudited pro forma condensed combined financial information that may be required to conform the accounting policies of Installed Building Products, Inc. and the Alpha Companies.

NOTE 2 – PRELIMINARY PURCHASE PRICE ALLOCATION

On January 5, 2017, we consummated our previously announced acquisition of all of the outstanding shares of the Alpha Companies for total consideration of $116.7 million consisting of approximately $81.9 million in cash, $10.9 million by issuing 282,577 shares of our common stock, as adjusted for a marketability adjustment, and seller obligations totaling $1.9 million. The purchase price also includes customary adjustments for cash and net working capital, earnout consideration based on the change in EBITDA of the Alpha Companies from 2015, and a customary holdback. We paid approximately $21.7 million to satisfy these items on March 7, 2017. Lastly, we assumed $0.3 million in debt of the Alpha Companies.

Under the purchase method of accounting, we allocated the total purchase price of $116.7 million to the net tangible and intangible assets acquired and liabilities assumed based upon their respective estimated fair values as of the

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(unaudited)

initial transaction date. We incurred $0.5 million of transaction costs and the Alpha Companies incurred an additional $0.2 million of transaction costs during the three months ended December 31, 2016, which have been included as an adjustment to the unaudited pro forma condensed combined balance sheet. See Note 3 – Pro Forma Adjustments for further information. The following summarizes the preliminary purchase price allocation as of the acquisition date (in thousands):

September 30, 2016
Estimated Fair Values:
Cash	$148
Accounts receivable	28,581
Inventories	2,089
Other current assets	4,189
Property and equipment	1,090
Intangibles	57,100
Goodwill	38,582
Deferred income tax assets	133
Short-term debt	(134)
Accounts payable and other current liabilities	(14,999)
Long-term debt	(108)

Fair value of assets acquired and purchase price	116,671
Less seller obligations	23,904
Less value of stock consideration	10,859

Cash paid	$81,908

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The intangible assets were determined using a combination of the income and market approaches where we used market data to guide many of the assumptions in the discounted cash flows model. Additionally, valuation of the fair value of backlog is determined by carving out a portion of the customer relationship intangible asset based on total amount of backlog, length of time to recover cash flows, and the same discounting method as the customer relationships.

We have preliminarily allocated $57.1 million to identifiable intangible assets. The preliminary valuation of the identifiable intangible assets acquired was based on management’s estimates, currently available information and reasonable and supportable assumptions. The allocation was based on the fair value of these assets. The amortization expense related to the preliminary fair value of the intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements. The identifiable intangible assets will be amortized over the useful lives of each individual asset identified on a straight-line basis as follows (dollars in thousands):

Acquired Intangible Assets	Estimated Fair Value	Estimated Useful Life (Years)
Customer relationship	$27,100	8
Trademarks and trade names	15,100	15
Non-competition agreements	1,500	5
Customer backlog	13,400	1.5

Goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net assets acquired, net of deferred taxes. The goodwill to be recognized in conjunction with the acquisition is attributable to expected improvement in the business of the acquired company. In accordance with ASC Topic 350, Intangibles—Goodwill and Other, goodwill will not be amortized, but instead tested for impairment at least annually and

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(unaudited)

whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, we will incur a noncash charge for the amount of the impairment during the period in which the determination is made.

The acquisition accounting for the acquisition is preliminary and subject to completion upon obtaining the necessary remaining information, including (1) the identification and valuation of assets acquired and liabilities assumed, including intangible assets and related goodwill, (2) the finalization of the opening balance sheet, including certain accruals and prepaid expenses, and (3) the related tax impacts of the acquisition. We have preliminarily valued the acquired assets and liabilities based on their estimated fair value. These estimates are subject to change as additional information becomes available. Any adjustments to the preliminary fair values will be made as such information becomes available and made within the customary measurement period.

NOTE 3 – PRO FORMA ADJUSTMENTS

The following is a description of the pro forma adjustments to the historical condensed combined financial statements:

Adjustments to the unaudited pro forma condensed combined balance sheet:

(a)	Represents the pro forma cash paid to acquire the Alpha Companies and the elimination of all cash of the Alpha Companies resulting from distributions prior to acquisition.

(b)	Reflects adjustment to record $38.6 million to reflect the preliminary estimate of goodwill, which represents the excess of the fair value of the Alpha Companies’ identifiable assets acquired as described in Note 2 — Preliminary Purchase Price Allocation, net of deferred taxes as described in item (g) below. This adjustment is netted with the write-off of the goodwill of Alpha FP Services, Inc. (“FP Services”), an entity that was not acquired by us in the acquisition, described in item (c) below.

(c)	Reflects the elimination of the balances related to FP Services from the Alpha Companies’ historical balances as follows (in thousands):

Write-off acquired goodwill	(400)
Establish payable to FP Services	(591)
Write-off acquired common stock	1
Write-off acquired additional paid-in capital	543
Write-off acquired retained earnings	447

There was no activity within the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2016 or the year ended December 31, 2015 that required elimination.

(d)	Reflects the fair value adjustment of $57.1 million for new intangible assets recognized as a result of the acquisition. See Note 2 — Preliminary Purchase Price Allocation for further information, including estimated fair value of each intangible asset as well as estimated useful lives.

(e)	Reflects direct, incremental costs of the acquisition which are not yet reflected in the historical combined financial statements, consisting of $0.5 million of costs incurred by us and $0.2 million of costs incurred by the Alpha Companies during the three months ended December 31, 2016, reduced for taxes at the rate described in item (l) below.

(f)	Reflects a draw on our delayed draw term loan to finance the acquisition of the Alpha Companies after the pro forma utilization of available cash.

(g)	Reflects adjustment for deferred taxes as a result of estimated differences between the tax basis and the book basis balance sheet in the purchase price allocation. See item (l) below for further information.

(h)

Represents the issuance of common shares to finance the acquisition. 282,577 shares were issued with a par value of $0.01 per share, or $3 thousand (as rounded), less the par value of the Alpha Companies’ pre-acquisition shares of $1 thousand and the par value of the pre-acquisition shares of FP Services of $1 thousand described in item (c) above. The paid-in capital adjustment represents the value of the issued

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(unaudited)

shares less par value of the stock, or $10.9 million, offset by writing off pre-existing additional paid-in capital value of the shares of the Alpha Companies of $0.7 million and of FP Services of $0.5 million. The retained earnings adjustment represents the write-off of retained earnings of the Alpha Companies of $41.6 million and of FP Services of $0.4 million as well as the tax-adjusted direct, incremental costs of the acquisition which are not yet reflected in the historical combined financial statements.

Adjustments to the unaudited pro forma condensed combined statement of operations:

(i)	Reflects increases in new base salary arrangements with certain key executives in connection with the acquisition.

(j)	Represents estimated amortization expense on acquired intangibles as described in item (d) above as if the acquisition had occurred on January 1, 2015.

(k)	Represents the additional interest expense related to the draw on our delayed draw term loan to finance the acquisition of the Alpha Companies. Interest rates based on actual historical rates on our term loans existing at the end of each quarter during the income statement periods included in this Form 8-K/A, which would not vary significantly from using the monthly 30-day LIBOR rates during those same periods.

(l)	For purposes of this unaudited pro forma condensed combined financial information, the United States federal statutory tax rate of 35% has been used for all periods presented. This rate does not reflect the effective tax rate, which includes other tax items, such as state and local taxes, as well as other tax charges or benefits and does not take into account any historical or possible future tax events that may impact the combined Company. We also included tax expense of 35% on the Alpha Companies’ net income before income tax due to their status as an S-Corporation and not recording corporate income tax expense prior to the acquisition.